ICI MUTUAL INSURANCE COMPANY,
a Risk Retention Group

INVESTMENT COMPANY BLANKET BOND

RIDER NO. 1

INSURED                                                                                                                     BOND NUMBER

Madison Investment Holdings, Inc.                                                                                                                                91130111B
EFFECTIVE DATE                                                                           BOND PERIOD                                                      AUTHORIZED REPRESENTATIVE

December 15, 2011                                              December 15, 2011 to December 15, 2012                                                                                     /S/ Maggie Sullivan

In consideration of the premium charged for this Bond, it is hereby understood and agreed that Item 1 of the Declarations, Name of Insured, shall include the following:

Madison Scottsdale, LC
Madison Investment Advisors, LLC
Madison Asset Management, LLC
NorthRoad Capital Management LLC
Concord Asset Management LLC
Madison Funds Distributor, LLC
Madison Mosaic Government Money Market Trust
Concord Investment Company Profit Sharing Plan & Trust
Madison Investment Advisors, Inc. Profit Sharing Plan
Madison Strategic Sector Premium Fund
Madison Mosaic Equity Trust, a series trust consisting of:
o	Disciplined Equity Fund
o	Mid-Cap Fund
o	Investors Fund
o	Balanced Fund
o	NorthRoad International Fund
o	Madison Institutional Equity Option Fund
Madison Mosaic Income Trust, a series trust consisting of:
o	Core Bond Fund
o	Government Fund
o	Institutional Bond Fund
o	Investment Grade Corporate Bond Fund
Madison Mosaic Tax-Free Trust, a series trust consisting of:
o	Tax-Free National Fund
o	Virginia Tax-Free Fund
MEMBERS Mutual Funds, a series fund consisting of:
o	MEMBERS Cash Reserves Fund
o	MEMBERS Bond Fund
o	MEMBERS Diversified Income Fund
o	MEMBERS Equity Income Fund
o	MEMBERS High Income Fund
o	MEMBERS Large Cap Value Fund
o	MEMBERS Large Cap Growth Fund
o	MEMBERS Mid Cap Fund
o	MEMBERS Small Cap Fund
o	MEMBERS International Stock Fund
o	MEMBERS Conservative Allocation Fund
o	MEMBERS Moderate Allocation Fund
o	MEMBERS Aggressive Allocation Fund
Ultra Series Fund, a series fund consisting of:
o	USF Money Market Fund I
o	USF Money Market Fund II
o	USF Large Cap Value Fund I
o	USF Large Cap Value Fund II
o	USF Diversified Income Fund I
o	USF Diversified Income Fund II
o	USF Equity Income Fund II
o	USF Bond Fund I
o	USF Bond Fund II
o	USF Large Cap Growth Fund I
o	USF Large Cap Growth Fund II
o	USF High Income Fund I
o	USF High Income Fund II
o	USF International Stock Fund I
o	USF International Stock Fund II
o	USF Mid Cap Fund I
o	USF Mid Cap Fund II
o	USF Conservative Allocation Fund I
o	USF Conservative Allocation Fund II
o	USF Moderate Allocation Fund I
o	USF Moderate Allocation Fund II
o	USF Aggressive Allocation Fund I
o	USF Aggressive Allocation Fund II
o	USF Small Cap Fund I
o	USF Small Cap Fund II
o	USF Target Retirement 2020 Fund
o	USF Target Retirement 2030 Fund
o	USF Target Retirement 2040 Fund
o	USF Target Retirement 2050 Fund

RN1.0-00 (1/02)
Except as above stated, nothing herein shall be held to alter, waive or extend any of the terms of this Bond.

ICI MUTUAL INSURANCE COMPANY,
a Risk Retention Group

INVESTMENT COMPANY BLANKET BOND

RIDER NO. 12

INSURED                                                                                                                                        BOND NUMBER

 Madison Investment Holdings, Inc.                                                                                                                      91130111B
EFFECTIVE DATE                                                                           BOND PERIOD                                                      AUTHORIZED REPRESENTATIVE

March 1, 2012                                December 15, 2011 to December 15, 2012                                                                           /S/ Maggie Sullivan

In consideration of the premium charged for this Bond, it is hereby understood and agreed that the name of the Insured identified in Item 1 of the Declarations, Name of Insured, as

o	Madison Mosaic Equity Trust Balanced Fund, as series of:
Madison Mosaic Equity Trust

is changed to:
o	Madison Mosaic Equity Trust Dividend Income Fund, a series of:
Madison Mosaic Equity Trust

RN8.0-00 (1/02)
Except as above stated, nothing herein shall be held to alter, waive or extend any of the terms of this Bond.